UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ENDURANCE SPECIALTY HOLDINGS LTD.

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Commencing April 29, 2011, Endurance Specialty Holdings Ltd. (the “Company”) sent the following communication to certain of its shareholders.
Dear Fellow Shareholder:
It has come to our attention that ISS Proxy Advisory Services has recommended a vote against the proposed amendment to the Endurance Specialty Holdings Ltd. 2007 Equity Incentive Plan. The principal reason cited by ISS for their recommendation is a calculation of Endurance’s shareholder value transfer at 10%, which is slightly greater than the company-specific allowable cap of 9%.
We believe ISS’s calculation of Endurance’s shareholder value transfer produces a result which does not properly take into account all of the facts and circumstances regarding the proposed amendment to Endurance’s 2007 Equity Incentive Plan and Endurance’s commitment to delivering value to its shareholders. Below are some important facts we urge you to consider when deciding how to vote on the proposed amendment to our 2007 Equity Incentive Plan.
•	The ISS calculation of shareholder value transfer is distorted as a result of Endurance’s share repurchases. As part of its commitment to delivering shareholder value, Endurance has actively managed its capital through dividends and share repurchases. While beneficial for shareholders, an ancillary effect of the reduction in our outstanding shares is to cause the value of the shares available for grant under the 2007 Equity Incentive Plan to constitute a greater percentage of the value of Endurance shares outstanding under ISS’s shareholder value transfer test. When voting on the proposed amendment to Endurance’s 2007 Equity Incentive Plan, we would suggest that you keep in mind the following:
•	Since its inception less than 10 years ago, Endurance has returned in excess of $1.8 billion to its shareholders through dividends and share repurchases.
•	Through its share repurchase program, culminating in the January 2011 repurchase by Endurance of 7.1 million shares (approximately 15% of its shares outstanding) from Perry Corp., a founding shareholder, Endurance has reduced the number of shares outstanding by over 40% since January 1, 2007.
•	The share repurchases undertaken since 2007 have been accretive to Endurance’s book value and earnings per share.
•	The 2007 Equity Incentive Plan received an affirmative recommendation from ISS last year. Endurance sought and received shareholder approval for the addition of 1,795,000 shares to its 2007 Equity Incentive Plan last year. At that time, ISS recommended a vote for the additional shares, noting that the shareholder value transfer of the 2007 Equity Incentive Plan was 8%. When voting on the proposed amendment to Endurance’s 2007 Equity Incentive Plan, we would suggest that you keep in mind the following:
•	The number of shares authorized for issuance under the 2007 Equity Incentive Plan did not increase beyond what was approved last year.
•	The number of granted but unexercised shares under the 2007 Equity Incentive Plan actually decreased by over 16% from 2010 to 2011.
•	The driver of the change in the ISS shareholder value transfer test from last year to this year is the significant reduction in Endurance shares outstanding as a result of our significant share repurchases.

•	The proposed amendment to the 2007 Equity Incentive Plan will not result in an increase in the number of shares available for issuance under the 2007 Equity Incentive Plan. The sole purpose of the proposed amendment to the 2007 Equity Incentive Plan is to provide flexibility to the Compensation Committee in the granting of equity incentives to Endurance’s non-employee directors. The 2007 Equity Incentive Plan currently sets annual awards to our non-employee directors of options or restricted shares at a fixed value and does not give the Company the flexibility to alter non-employee director compensation to address market changes, retention needs and Company performance. When voting on the proposed amendment to Endurance’s 2007 Equity Incentive Plan, we would suggest that you keep in mind the following:
•	Endurance is not requesting an increase in the number of shares issuable under the 2007 Equity Incentive Plan.
•	We believe that awarding equity incentive grants to our directors and employees aligns their interests directly with those of our other shareholders.
•	Without effective share-based compensation, we believe Endurance would be at a significant disadvantage against its competitors in its ability to provide the market-competitive total compensation packages necessary to attract, retain and motivate the director talent critical to its future success.
We at Endurance remain committed to delivering value for our shareholders and managing our employee and director compensation practices in a responsible manner. To that end, we believe the ISS recommendation with respect to the vote on our proposed amendment to our 2007 Equity Incentive Plan is inappropriate. We continue to recommend a vote FOR Proposal No. 5 — the Amendment to the 2007 Equity Incentive Plan.
If you would like to discuss the proposed amendment to the 2007 Equity Incentive Plan, please feel free to contact Investor Relations at 441-278-0988.
Yours truly,

William H. Bolinder	David S. Cash
Chairman of the Board	Chief Executive Officer

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